List of Subsidiaries of Dispatch Management Services Corp.


                                                               State/Country
Subsidiary                                                     of Incorporation
----------                                                     ----------------

Dispatch Management Services New York Corp.                    New York
Dispatch Management Services Acquisition Corp.                 Delaware
Dispatch Management Services San Francisco Corp.               Delaware
DMS (Europe) Limited                                           England and Wales
Dispatch Management Services Australia Pty Ltd                 Australia
Balmerino Holding Limited                                      New Zealand